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                                                                     Exhibit B-1

                                                           Director's Resolution
                                                                    May 22, 2002

                              BAY STATE GAS COMPANY

         On motion duly made and seconded, the following vote was unanimously adopted:

         VOTED:   That the By-Laws of the Company be amended by deleting the first
                  Sentence in its entirety of Section 1, Annual Meeting, of
                  Article II, Shareholders Meeting and inserting thereat a new first sentence of Section 1, of Article II to read as follows:

               "The annual meeting of the stockholders shall be held in every year on the third Tuesday of May (or if that day falls on a legal holiday in the place where the meeting is to be held, on the next succeeding business day) at such hour and place within or without the Commonwealth of Massachusetts as are fixed by the Board of Directors, the Chairman or the President."